Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 18, 2024, relating to the consolidated financial statements of Cheetah Net Supply Chain Service Inc., appearing in its Annual Report on Form 10-K for the year ended December 31, 2023, incorporated herein by reference. We also consent to the reference to us under the heading “Experts” in the Registration Statement on Form S-1, as amended (No. 333-276300), and related prospectus.

/s/ Assentsure PAC

Assentsure PAC

Singapore

May 13, 2024